Exhibit 10.7
SUBORDINATED PROMISSORY NOTE

$ 1,390,000,000	Effective January 1, 2003
     FOR VALUE RECEIVED, the undersigned Clear Channel Outdoor, Inc., its successors and assigns, (“Maker”) hereby promises to pay to the order of Clear Channel Communications, Inc., a Texas corporation (“Holder”), at its corporate offices at 200 E. Basse Rd, San Antonio, Texas 78209, the principal sum of one billion three hundred and ninety million dollars ($1,390,000,000), together with interest on the unpaid principal balance from the date of this Note to December 31, 2017 (the “Intended Maturity Date”) at an interest rate (the “Rate”) equal to ten percent (10%) per annum.
     On the first day of each year following the date of this Note, Maker shall pay interest at the Rate on the outstanding principal balance during each day of the immediately preceding calendar year. All principal, together with accrued and unpaid interest thereon shall be due and payable on the “Maturity Date” (defined below).
     The maturity date (the “Maturity Date”) of this Note shall be the earlier of:
     (a) a date five days after the due date for any payment of any installment of interest or the payment of any other obligation contained within this Note, or any document delivered as security herefor or in connection herewith, or any portion thereof, if upon such date payment has not been received by the Holder in accordance with the terms hereof or thereof; or
     (b) the Intended Maturity Date.
     Each annual payment shall be credited first to interest then accrued and the remainder, if any, to principal, and interest shall thereupon cease to accrue upon the principal paid.
     Notwithstanding any provision contained herein to the contrary, the principal indebtedness evidenced by this Note shall be subordinated and junior in right of payment to, and only to, any and all obligations of Maker in respect of indebtedness for borrowed money, whether such obligations are direct or indirect, absolute or contingent, due or to become due, presently outstanding or hereafter created, and any and all renewals of such obligations, by operation of law or otherwise, unless the instrument creating or evidencing any such obligation expressly provides that the obligation created or evidenced thereby is not senior in right of payment to this Note. Nothing contained in this paragraph shall impair, as between the Maker and the Holder, the obligation of the Maker, which is unconditional and absolute, to pay to said Holder the principal amount of this Note in accordance with the terms hereof, subject only to the rights of certain holder(s) of indebtedness of the Maker as described herein.

     If, upon five days after the due date for any payment of any installment of interest or the payment of any other obligation contained within this Note, or any portion thereof, such payment has not been received by the Holder in accordance with the terms hereof, then all of said principal and interest shall mature and become at once due and payable without further notice, demand or presentment for payment, together with all reasonable costs incurred by the Holder hereof in collecting or enforcing payment hereof (excluding, however Holder’s attorney’s fees if prohibited by law). Holder shall not be obligated to notify Maker of the non-payment of any installment of interest or the non-payment of any other obligation contained in this Note. Maker hereby agrees that it is intended by this provision and this instrument that a default hereunder shall cause an automatic and immediate acceleration and maturity of the indebtedness represented hereby without election on the part of or notice from the Holder.
     This Note shall be governed by and construed in accordance with the laws of the State of Delaware.
     IN WITNESS WHEREOF, the undersigned has executed this instrument of indebtedness effective the day and year first written above.

BY:	/s/ Brian Coleman

Brian Coleman
Vice President, Treasurer